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                                                                     Exhibit 4.6


                          FIRST SUPPLEMENTAL INDENTURE


         This First Supplemental Indenture, dated as of December 12, 2000 (this "First Supplemental Indenture" or "Guarantee"), among RJR Acquisition Corp. (the "Guarantor"), R.J. Reynolds Tobacco Holdings, Inc. (together with its successors and assigns, the "Company"), R.J. Reynolds Tobacco Company ("RJRT"), the existing Guarantor under the Indenture referred to below, and The Bank of New York, as Trustee under the Indenture referred to below.

                                   WITNESSETH:

         WHEREAS, the Company, RJRT and the Trustee have heretofore executed and delivered an Indenture, dated as of May 15, 1999 (as amended, supplemented, waived or otherwise modified, the "Indenture"), providing for the issuance of an aggregate principal amount of $550,000,000 of 7 3/8% Notes due 2003, an aggregate principal amount of $500,000,000 7 3/4% Notes due 2006, and an aggregate principal amount of $200,000,000 7 7/8% Notes due 2009 of the Company (the "Notes");

         WHEREAS, Section 10.5 of the Indenture provides that the Company is required to cause each Subsidiary (whether previously existing or created or acquired by the Company) which is or becomes a guarantor under the Amended and Restated Credit Agreement, dated as of May 7, 1999, and amended and restated as of November 17, 2000, among the Company, The Chase Manhattan Bank, as Administrative Agent and the various lending institutions named on the signature pages thereto, to execute and deliver to the Trustee a Guarantee pursuant to which such Subsidiary will unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, on a joint and several basis with each other Guarantor, the full and punctual payment when due, whether at maturity, by acceleration, by redemption, by repurchase, or otherwise, of the principal of, premium, if any, and interest, including Additional Interest, on the Notes and all other obligations of the Company under this Indenture (all the foregoing being hereinafter collectively called the "Obligations"); and

         WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Company are authorized to execute and deliver this First Supplemental Indenture to amend the Indenture, without the consent of any Noteholder;

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company, the other Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:



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                                    ARTICLE I

                                   Definitions

         SECTION 1.1 Defined Terms. As used in this Guarantee, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term "Holders" in this Guarantee shall refer to the term "Holders" as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words "herein," "hereof" and "hereby" and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

                                   ARTICLE II

                        Agreement to be Bound; Guarantee

         SECTION 2.1 Agreement to be Bound. The Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

         SECTION 2.2 Guarantee. The Guarantee hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes and the Trustee, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations in accordance with
Article X of the Indenture.

                                   ARTICLE III

                                  Miscellaneous

         SECTION 3.1 Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

         SECTION 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

         SECTION 3.3 Governing Law. This First Supplemental Indenture shall be governed by the laws of the State of New York.

         SECTION 3.4 Severability Clause. In any case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.



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         SECTION 3.5 Ratification of Indenture; First Supplemental Indenture
Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity of this First Supplemental Indenture.

         SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this First Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

         SECTION 3.7 Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

Address:                                 RJR ACQUISITION CORP.,
1201 North Market Street                   as a Guarantor
Suite 1702
Wilmington, Delaware  19801

                                         By: /s/ McDara P. Folan, III
                                             -----------------------------------
                                             Name: McDara P. Folan, III
                                             Title: Vice President and Secretary

Address:                                 R.J. REYNOLDS TOBACCO HOLDINGS, INC.,
401 North Main Street
Winston-Salem, NC  27102

                                         By: /s/ Kenneth J. Lapiejko
                                             -----------------------------------
                                             Name: Kenneth J. Lapiejko
                                             Title: EVP & CFO

Address:                                 R. J. REYNOLDS TOBACCO COMPANY,
401 North Main Street                      as a Guarantor
Winston-Salem, NC  27102

                                         By: /s/ Lynn L. Lane
                                             -----------------------------------
                                             Name: Lynn L. Lane
                                             Title: SVP & Treasurer

THE BANK OF NEW YORK, as Trustee

By: /s/ Ming J. Shiang
    ---------------------------------
    Name: Ming J. Shiang
    Title: Vice President



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